Exhibit 21.1

Kinder Morgan Canada Limited
Subsidiaries of the Registrant as of December 31, 2018

Entity Name	Place of Incorporation
2043155 Alberta Ltd.	Canada (Alberta)
Base Line Terminal East Limited Partnership	Canada - Limited Partnership
Kinder Morgan Canada GP Inc.	Canada (Alberta)
Kinder Morgan Canada (Jet Fuel) Inc.	Canada (British Columbia)
Kinder Morgan Canada Services Inc.	Canada (Alberta)
Kinder Morgan Canada Limited Partnership	Canada (Alberta)
Kinder Morgan Cochin ULC	Canada (Nova Scotia)
KM Canada Edmonton North Rail Terminal Limited Partnership	Canada - Limited Partnership
KM Canada Marine Terminal Limited Partnership	Canada - Limited Partnership
KM Canada North 40 Limited Partnership	Canada - Limited Partnership
KM Canada Rail Holdings GP Limited	Canada - Limited Partnership
KM Canada Edmonton South Rail Terminal Limited Partnership	Canada - Limited Partnership
KM Canada Terminals GP ULC	Canada (Alberta)